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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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
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 1. Name and Address of Reporting Person*    2. Issuer Name and Tickler or Trading Symbol  6. Relationship of Reporting Person(s) to
    Carey,        William P.                    W.P. Carey & Co. LLC ("WPC")                  Issuer (Check all applicable)
-------------------------------------------------------------------------------------------     X Director         10% Owner
  (Last)          (First)          (Middle)  3. I.R.S Identification    4. Statement for      ----              ---
                                                Number of Reporting        Month/Year           X Officer (give    Other (specify
    525 Park Avenue                             Person, if an entity          3/2001          ----        title ---       below)
---------------------------------------------   (voluntary)             -------------------               below)
                 (Street)
                                                                                                       Chairman and CEO
                                                                                                    ----------------------
                                                                        5. If Amendment,    7. Individual or Joint/Group Filing
                                                                           Date of Original    (Check Applicable Line)
                                                                           (Month/Year)         X   Form filed by One Reporting
                                                                                               ---- Person
                                                                                                    Form filed by More Than One
                                                                                               ---- Reporting Person
   NY,               NY            10021          ###-##-####
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)

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Common Stock*                     1/16/01   P     V       887      A        19.52       9,264,783             D
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Common Stock*                     1/16/01   P     V       121      A        19.52       9,264,783             D
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Common Stock                      3/30/01   A           2,974      A          --        9,264,783             D
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Common Stock                      3/30/01   A           2,974      A          --        9,264,783             D
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Common Stock                      3/30/01   A           2,974      A          --        9,264,783             D
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Common Stock                      3/30/01   A           2,974      A          --        9,264,783             D
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Common Stock                      4/3/01    A     V     1,113      A          --               --             D
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Common Stock                      4/3/01    A     V   123,497      A          --               --             I               (A)
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Common Stock                      4/3/01    A     V    19,722      A          --               --             I               (B)
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Common Stock                      4/3/01    A     V     8,405      A          --               --             I               (C)
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Common Stock                      4/3/01    A     V    31,685      A          --               --             I               (D)
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Common Stock                      4/3/01    A     V    13,314      A          --               --             I               (E)
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Common Stock                      4/3/01    A     V   183,154      A          --               --             I               (F)
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Common Stock                      4/4/01    A     V   151,964      A          --               --             D
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(A) By W.P. Carey & Co. Inc.
(B) By Carey Corporate Properties Inc.
(C) By Seventh Carey Corporate Properties Inc.
(D) By Eighth Carey Corporate Properties Inc.
(E) BY Ninth Carey Corporate Properties Inc.
(F) By Carey Property Advisors LP

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Securities                  Ownership
                                Owned at End            Beneficially                (Instr. 4)
                                of Month                Owned at End
                                (Instr. 4)              of Month
                                                        (Instr. 4)

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*These transactions represent dividend reinvestments.

Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

         **Intentional misstatements or omissions of facts constitute Federal Criminal Violations
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/4.htm
Last update: 11/05/1999

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